SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.       )

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[   ]           Preliminary Proxy Statement
[   ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ]           Definitive Proxy Statement
[X]           Definitive Additional Materials
[   ]           Soliciting Material under Rule 14a-12

PRO-DEX, INC.
(Name of Registrant as Specified in its Charter)

AO Partners I, L.P.
AO Partners, LLC
Glenhurst Co.
Nicholas J. Swenson
Farnam Street Partners, L.P.
Farnam Street Capital, Inc.
Raymond E. Cabillot
William J. Farrell III
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]         No fee required.

[  ]         Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

[  ]         Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Pro-Dex Inc. (PDEX)

Presentation to ISS

December 26, 2012

AO Partners

Business Overview

❒	Pro-Dex, Inc. (“PDEX”) designs and produces powered surgical and dental instruments and motion control products used in the medical, factory automation and scientific research industries.

❒	The Company's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high-tech manufacturing operations around the world

❒	The Company's medical device products are sold primarily to original equipment manufacturers and the Company's dental products are sold primarily to dental product distributors.

❒	In February 2012, the Company sold its fractional horsepower motor product line, operating under the name Pro-Dex Astromec.

Timeline

❒	July 2011: Mr. Swenson and predecessor of AO Partner began acquiring PDEX shares

❒
Aug. 2011-Dec. 2011: Mr. Swenson and Seth Barkett had multiple conversations with PDEX management and board members. Mr. Swenson recommended that PDEX flex its operations/cost structure to manage to positive cash flows and initiate a modest stock buy-back program.

❒	March 2012: Mr. Swenson requested he and Mr. Barkett be added to the board.

❒	April 2012: Mr. Mark Murphy resigned at CEO of PDEX. Mr. Berthelot appointed as new CEO.

❒	June 2012: Mr. Swenson filed notice of intent to nominate three directors.

Why Change is Needed?

❒
The Board has overseen a period of sustained shareholder value destruction. The stock price is down from $4.4 on Dec. 12, 2007 to $2.0 on Dec. 13, 2012 or approximately 53%. PDEX has underperformed the broader index and its peer group over 1-year, 3-year and 5-year periods.

❒
Operating performance has suffered under the current leadership – revenue is down from $25.1mn in FY08 to $17.3mn in FY2012. Similarly, operating income has declined from $0.73mn profit in FY08 to a loss of $1.4mn in FY2012.

❒
The Company has failed to articulate a credible operating plan/strategy aimed at enhancing shareholder value. The 2013 Annual Incentive Plan (AIP) is based on revenue target of $14mn –19% lower than the 2012 revenue.

❒
The proposed strategy of developing high margin products could require significant R&D investment. Previously, the Board has failed to manage R&D expenditure. Since FY2007, PDEX has spent $12mn on R&D, but revenues declined by $4.3mn.

Why Change is Needed? (contd.)

❒
Executive compensation is not aligned with company performance. From fiscal year 2009, through fiscal year 2012, Pro-Dex had a cumulative loss before taxes of $3.4 million yet management and the board took compensation of over $4.7 million during this same period.

❒
The Board appointed one of its own as the CEO without conducting an external CEO search process. Mr. Berthelot not only lacks relevant industry experience, but as a Director is directly responsible for PDEX’s underperformance.

Share price has underperformed

- PDEX TSR has lagged the benchmark indices and peer group over the 5-year period.

Source: FactSet. Data as of 12/19/2012

Revenue is trending down

- PDEX’s revenues have steadily declined after peaking in 2QFY11 – largely due to purchase by Company A.

Source: Thomson Reuters database.

Failure to replace lost revenue

- Despite its claims that PDEX has a strategy to replace lost revenue, non-Company A revenue has declined since 2009.

Source: Thomson Reuters database.

Failure to manage G&A expenses

- PDEX has failed to formulate and implement an effective cost rationalization strategy.

Source: Thomson Reuters database.

Misaligned executive compensation

- Over the last five years, PDEX CEO and CFO have received approx. $6 million in total compensation, while Earnings Before Taxes have declined $2.8 million.

Source: Thomson Reuters database.

Misaligned executive compensation (contd.)

❒	In 2011, ISS did not support the amendment to the 2004 Stock Option Plan because it failed the ISS model (shareholder value transfer cap was 20%, cost of plan amendment 22%);

❒	The Stock Plan permitted re-pricing via exchange of previously granted options without prior shareholder approval.

❒	The employment agreements provide for single-trigger vesting of equity awards following a change-in-control (“CIC”) transaction.

❒
PDEX does not disclose its peer group specifically, the company states that executive compensation is targeted at the 25th percentile of its peer group. But that means little if they peer group companies are significantly larger.

Flawed CEO search process

❒	In March of 2012, the board selected Mr. Berthelot (then serving as Chairman of the Nominating and Governance Committee), for the position of full-time CEO.

❒
The board granted Mr. Berthelot 200,000 stock options (over 6% of the Company’s outstanding common stock). These options are time vested i.e. they vest without regard to Mr. Berthelot’s performance as CEO.

❒
Mr. Berthelot has no prior executive leadership experience in the medical device industry. Prior experience is important because the industry is highly specialized and the company has many FDA regulated products. The Company should have conducted an outside search for a new CEO with industry experience.

❒
The Company seems to have exaggerated Mr. Berthelot’s background, saying he “retired in 2006 as Chairman of TT, then a $350 million (revenue) NYSE-listed multinational.” In fact, TT was not NYSE-listed, and its revenues were $64 million in fiscal year 2006. In addition, Mr. Berthelot was CEO for about 10 years and not 13 years as indicated by the Company.

Mr. Berthelot’s questionable track record

❒
Mr. Berthelot became CEO & Chairman of TT, with a supporting board majority, in September 1992 after he won a contested Proxy. He remained CEO until January 2003. He lead the company into a series of 15 acquisitions that increased debt significantly. Then he lead TT through a series of 14 deleveraging divestitures!

❒
The book value of TT during Mr. Berthelot’s tenure as CEO plummeted from $61.2 million on March 31, 1993 to ($25.5) million on December 31, 2002. Earnings before taxes also plummeted from $4.3 million in fiscal 1993 to ($7.4) million in fiscal 2003. TT’s stock price was $9.25 the day Mr. Berthelot became CEO in September 1992, and it was $9.90 the day his departure was announced in January 2003---the stock price was as low as $5.30 during his final quarter as CEO.

❒	TT’s SHARE PRICE INCREASED $0.65 OVER THE 10-YEARS MR. BERTHELOT WAS CEO. MR. BERTHELOT RECEIVED A $1.5 MILLION SEVERANCE PACKAGE AT HIS DEPARTURE.

Mr. Berthelot’s plan is prone to high execution risk

- The proposed “transformation of the Company ….. to a product-based strategy”, will likely require significant R&D expenditure.

- The current Board however, has a dismal track record of managing R&D related investment.

Source: Thomson Reuters database.

Our Plan

❒	Enhance profitability by cutting bloated executive suite expenses

–
Reduce excess corporate overhead through a rigorous review and elimination of expenses that are not directly related to production, engineering and sales/marketing. Pro-Dex generates $2.4mm of gross margin per year and cannot afford to pay its CEO and CFO $600,000 per year or 25% of Gross Margin.

–
Reduce the costs of being public. Pro-Dex spends approx. $250,000 per year on being-public related costs (excluding audit). Our nominee Mr. Cabillot has direct experience as Chairman a small public company and has done it. We believe we can cut those costs to $50,000. This $200,000 savings will amount to approximately 20% of Gross Margin for FY 2013.

–
We have pledged to reduce our board fees to $200 per meeting or $2,000 maximum annually. We very much dislike issuing stock options. Reducing board expenses by 90%+ will likely drop up to 4-5% of Gross Margin to the bottom line.

	–	Align management compensation with performance.

❒	Expand into new markets for its products and services

	–	Work with engineers to get the balance right between production and product development. Our Nominee Bill Farrell has been in the trenches and knows how to hit the right balance.

	–	Re-enter the dental market. The dental market was the basis on which the company grew, we need to re-enter that market. Our Nominee Nick Swenson has extensive contacts in this market.

Our Nominees

❒	Nick Swenson:

–
Mr. Swenson formed AO Partners I, L.P. in 2011 with the intention of investing his and his partners’ funds in small-cap companies such as Pro-Dex. Since March, 2009, Mr. Swenson has been the Chief Executive Officer and a Portfolio Manager of Groveland Capital, LLC. Mr. Swenson serves as a director of several private companies as well as Air T, Inc. (AIRT), a NASDAQ listed company. Mr. Swenson has a B.A. degree in History from Middlebury College (1991) and an M.B.A. from the University of Chicago (1996).

❒	Ray Cabillot:

–
Mr. Cabillot has, from January 1998 until the present, served as Chief Executive Officer and a director of Farnam Street Capital, Inc. the General Partner of Farnam Street Partners L.P., a private investment partnership located in Minneapolis, MN. Mr. Cabillot serves as a director of several private companies. He was a director of O.I. Corporation, a NASDAQ listed company (OICO), from 2006 to 2010. He served as Chairman of the Board of O.I. Corporation from 2007 through 2010 and during 2010 served as Co-Chairman of the Board of O.I. Corporation. Mr. Cabillot has a B.A. degree with a double major in Economics and Chemistry from Saint Olaf College and an M.B.A. from the University of Minnesota.

Our Nominees (contd.)

❒	Bill Farrell:

–
Mr. Farrell has, from January 2011 until the present, served as CEO of Viszy Inc., a start-up developing software and services targeting the consumer market. Mr. Farrell is also CEO of Bobiam, LLC, a company that turns youth art into apparel and other products, which it merchandises through its retail store and wholesale channels. From April 1998 to January 2011, Mr. Farrell held various senior management roles at Medtronic, Inc. His engineering career began with 8 years in production support, process development and operations. He then worked 10 years in product development for Medtronic during which time he lead 100+ portfolio, program, product and process development managers and engineers. At the end of his tenure, he was Senior Director of Product Development and led corporate-wide initiatives to improve design, reliability and manufacturability practices. Mr. Farrell has a B.S. degree in Mechanical Engineering from the University of Minnesota (1996).

Conclusion

❒
The Board has overseen a period of sustained shareholder value destruction. The stock price is down from $4.4 on Dec. 18, 2007 to $1.9 on Dec. 18, 2012 or approximately 56%. PDEX has underperformed the broader index and its peer group over 1-year, 3-year and 5-year periods.

❒
Operating performance has suffered under the current leadership – revenue is down from $25.1mn in FY08 to $17.3mn in FY2012. Similarly, operating income has declined from $0.73mn profit in FY08 to a loss of $1.4mn in FY2012.

❒
The Company has failed to articulate a credible operating plan/strategy aimed at enhancing shareholder value. The 2013 Annual Incentive Plan (AIP) is based on revenue target of $14mn –19% lower than the 2012 revenue.

❒
The proposed strategy of developing high margin products could require significant R&D investment. Previously, the Board has failed to manage R&D expenditure. Since FY2007, PDEX has spent $12mn on R&D, but revenues declined by $4.3mn.

Conclusion (contd.)

❒
Executive compensation is not aligned with company performance. Since FY2008, Pro-Dex had a cumulative loss before taxes of $2.8 million yet management took compensation of over $6.0 million during this same period.

❒
The Board appointed one of its own as the CEO without conducting an external CEO search process. Mr. Berthelot not only lacks relevant industry experience, but as a Director is directly responsible for Pro-Dex underperformance.

❒
The board has granted non-performance based equity awards to the new CEO. The employment agreements provide for what may be deemed as “liberal” definition of CIC event such as single trigger vesting of equity awards.

❒	Our independent nominees have the right combination of experience and qualification to create shareholder value. As the largest shareholder, our interest is aligned with ALL other shareholders.

❒	VOTE on the WHITE proxy card.

19